Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this statement containing the information required by Schedule 13G is filed on behalf of each of the undersigned with respect to the ownership of common stock, par value $0.01 per share of Citizens Financial Group, Inc.

EXECUTED as a sealed instrument this 3rd day of  February, 2015.

RBSG International Holdings Limited

By:	/s/ Sally Sutherland
Name:	Sally Sutherland
Title:	Director of Company Secretary

The Royal Bank of Scotland plc

By:	/s/ Aileen Taylor
Name:	Aileen Taylor
Title:	Chief Governance Officer and Board Counsel

The Royal Bank of Scotland Group plc

By:	/s/ Aileen Taylor
Name:	Aileen Taylor
Title:	Chief Governance Officer and Board Counsel